UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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POINT BLANK SOLUTIONS, INC.
(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P.
STEEL PARTNERS II GP LLC
STEEL PARTNERS II MASTER FUND L.P.
STEEL PARTNERS LLC
WARREN G. LICHTENSTEIN
JAMES R. HENDERSON
TERRY R. GIBSON
GENERAL MERRILL A. MCPEAK
BERNARD C. BAILEY
ROBERT CHEFITZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Steel Partners II, L.P. (“Steel Partners”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of its five director nominees at the 2008 annual meeting of shareholders (the “Annual Meeting”) of Point Blank Solutions, Inc. (the “Company”).  Steel Partners has filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On April 10, 2008, Steel Partners issued the following press release:

STEEL PARTNERS RESPONDS TO POINT BLANK SOLUTIONS’ POSTPONEMENT OF 2008 ANNUAL MEETING

Demands Company Hold Annual Meeting on Originally Scheduled Date of April 22, 2008

NEW YORK, NY – April 10, 2008 - Steel Partners II, L.P. announced today that it has sent a letter to General Larry R. Ellis, Chief Executive Officer of Point Blank Solutions, Inc. (OTC: PBSO) strongly opposing Point Blank’s announcement on April 8, 2008 that it has postponed the 2008 annual meeting of stockholders for four months.

The full text of the letter follows:

April 10, 2008

BY FACSIMILE AND FEDERAL EXPRESS

Point Blank Solutions, Inc.
2102 SW 2nd Street
Pompano Beach, Florida 33069
Attn: General Larry R. Ellis

Dear General Ellis:

We were extremely surprised to read the press release issued by Point Blank Solutions, Inc. (“Point Blank” or the “Company”) early Tuesday morning announcing that it has postponed the 2008 annual meeting of stockholders for four months purportedly to explore strategic options.  Even more surprising to us was the string of misleading statements in the press release regarding our discussions last week, including the statement that we suggested the Company postpone the annual meeting.  We are also disturbed that you referenced aspects of our talks since these discussions were clearly for settlement purposes only.

To set the record straight, we did not in any way suggest during our discussions that Point Blank postpone the annual meeting to initiate a strategic process.  We are extremely dismayed that the Company has taken certain parts of our discussions so blatantly out of context and has spun them for its own selfish interests.  We discussed at length our strong belief that the Company should be sold to the highest bidder and that the Company immediately commence a sale process.  We suggested that the Company should postpone the 2008 annual meeting only within the framework of a definitive settlement agreement that would include the immediate appointment of stockholder representatives to the Board and the Company’s immediate commencement of a sale process.  To suggest otherwise is entirely disingenuous.  We have publicly called upon the Board for months to put the Company up for sale to the highest bidder and nominated a slate of directors when they refused.  To publicly state that we suggested that the annual meeting, at which our nominees will stand for election, be postponed in order to give Wachovia Securities a broad mandate to explore strategic alternatives is preposterous.  We can only be left to wonder how the Company further misrepresented our discussions in its meetings with other stockholders that also took place last week.

We did not state during our discussions that we are prepared to purchase Point Blank for “no less than $5.50 per share.”  While we expressed our desire to enter into discussions to acquire Point Blank, we clearly stated that our offering price would be based on a due diligence review of the Company.  As you know, due diligence has never been commenced as a result of Point Blank’s insistence that we first sign a two-year standstill.

We were under the impression that we were negotiating a settlement in good faith and, prior to reading the press release, we believed these settlement discussions were ongoing.  In fact, we were considering a counter-proposal we received from you over the weekend to which we intended to respond.  However, to state just one business day after we received your counter-proposal that “the Parties were unable to reach an agreement” makes us question whether you ever had a genuine interest in settling this matter or were merely using these discussions to further your own self-serving agenda.

Based on our short-lived settlement discussions and the content and timing of your press release, we think it is clear that you are now delaying the meeting in order to buy you and your fellow directors more time on the Board before the stockholders decide your fate.  We and the other stockholders of Point Blank will not wait any longer.  Point Blank has not held an annual meeting since May 2005 and it has run out of excuses to delay this meeting.  There are no more financial restatements required or material weaknesses in internal controls that warrant further delay.  We demand that Point Blank hold the annual meeting on April 22 as originally scheduled.   If it fails to do so, we will take whatever action we deem is necessary to protect the interests of all stockholders, including enforcing our right to compel an annual meeting under Delaware law.

As we have expressed to you in the past, we also believe that the compensation awarded to management and the Board is excessive.  We demand that Point Blank voluntarily include in its proxy statement for the 2008 annual meeting a binding proposal that will allow the stockholders to approve the compensation packages that have been awarded to management and the Board.  We would vote against this proposal.

The Board, under your leadership, has gone astray during the past 48 hours by its unilateral postponement of the 2008 annual meeting.  It is our hope that the Board will promptly comply with our requests set forth above and ultimately do the right thing for Point Blank and its stockholders.

Very truly yours,

Warren Lichtenstein

About Steel Partners II, L.P.
Steel Partners II, L.P. is a long-term relationship/active value investor that seeks to work with the management of its portfolio companies to increase corporate value for all stakeholders and shareholders.

Media Contact:

Jason Booth
Steel Partners
310-941-3616

Source: Steel Partners II, L.P.